UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
BPI ENERGY HOLDINGS, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders and
Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT/INFORMATION CIRCULAR
SOLICITATION OF PROXIES
APPOINTMENT OF PROXIES
VOTING AND EXERCISE OF DISCRETION OF PROXIES
REVOCATION OF PROXIES
BENEFICIAL OWNERSHIP OF COMMON SHARES
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SHAREHOLDER PROPOSALS
ADDITIONAL COPIES OF MEETING MATERIALS
PRESENTATION OF FINANCIAL STATEMENTS AND REPORT TO SHAREHOLDERS
APPROVAL

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of BPI Energy Holdings, Inc. will be held at the Morris University Center, 2nd Floor (Mississippi/Illinois Room) located at Southern Illinois University at Edwardsville, Edwardsville, Illinois at 2:00 p.m., Central Time, on Monday, December 17, 2007. The purposes of the meeting are to:

1. elect Directors; and

2. ratify the appointment of Meaden & Moore, Ltd. as our independent registered public accounting firm.

Shareholders of record at the close of business on November 12, 2007 are entitled to notice of and to vote at the meeting.

For the Board of Directors

James G. Azlein
President and Chief Executive Officer

November 16, 2007

BPI ENERGY HOLDINGS, INC.
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139

PROXY STATEMENT/INFORMATION CIRCULAR
Dated November 16, 2007

The Board of Directors of BPI Energy Holdings, Inc. respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at the Morris University Center, 2nd Floor (Mississippi/Illinois Room) located at Southern Illinois University at Edwardsville, Edwardsville, Illinois at 2:00 p.m., Central Time, on Monday, December 17, 2007, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

Our authorized capital consists of 200,000,000 common shares without par value. As of November 12, 2007, the record date for determining shareholders entitled to notice of and to vote at the meeting, we had 74,062,763 common shares issued and outstanding. Unless otherwise permitted by law, only those shareholders of record holding common shares on the record date shall be entitled to vote at the meeting or any adjournment thereof in person or by proxy. Each shareholder of record holding common shares on the record date is entitled to one vote on each matter to be presented at the meeting for each common share registered in his or her name on the list of shareholders as of the record date. This list will be available for inspection during normal business hours at our transfer agent and at the meeting. Abstentions (including instructions to withhold authority to vote for one or more Director nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted upon at the meeting. Shareholders will not be entitled to dissenters’ rights with respect to any matter to be considered at the meeting. Shareholders have no cumulative voting rights in the election of Directors.

We are mailing this notice of meeting, proxy statement and form of proxy to shareholders on or about November 20, 2007.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors and management of BPI Energy Holdings, Inc. for use at the Annual Meeting of Shareholders for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Although the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone or facsimile by our regular employees at nominal cost. The cost of solicitation will be borne by us. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.

No person is authorized to give any information or make any representations other than those contained in this proxy statement and, if given or made, such information or representations should not be relied upon as having been authorized.

APPOINTMENT OF PROXIES

The persons designated as proxies in the enclosed form of proxy are nominees selected by our management. A shareholder has the right to appoint a person to represent and vote for the shareholder at the meeting other than the persons designated in the enclosed form of proxy. To exercise this right, the shareholder should strike out the names of the persons named in the enclosed form of proxy and insert the name of the shareholder’s nominee in the blank space provided, or complete another proper instrument of proxy. Such other person need not be one of our shareholders.

A proxy must be signed by the shareholder or by the shareholder’s attorney authorized in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer. Evidence of the authority of such attorney or officer, as applicable, must accompany the proxy.

The completed proxy must be deposited with our registrar and transfer agent, Computershare Investor Services Inc., located at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, or with our registered office, located at 609 Granville Street, Suite 1600, Vancouver, British Columbia, V7Y 1C3, at least 48 hours before the time of the meeting or any adjournment thereof at which the proxy is to be used, excluding Saturdays, Sundays and holidays.

VOTING AND EXERCISE OF DISCRETION OF PROXIES

The shares represented by a proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. If a proxy is signed without a preference indicated, those shares will be voted “FOR” the election of the six nominees proposed by the Board of Directors and “FOR” the ratification of the appointment of our independent registered public accounting firm.

We know of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, if permitted by applicable law, the persons named in the form of proxy will vote on these matters in accordance with their best judgment.

With respect to Proposal No. 1, the six nominees who receive the greatest number of votes will be elected. Proposal No. 2 will be adopted only if it receives approval of a majority vote of those shares cast at the meeting.

REVOCATION OF PROXIES

A shareholder may revoke a proxy on any matter on which it has not been previously exercised:

•	by depositing an instrument in writing executed by the shareholder or the shareholder’s attorney authorized in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer, with evidence of the authority of such attorney or officer, as applicable, accompanying the proxy (i) with our transfer agent or our registered office at any time up to and including the last business day before the day of the meeting or any adjournment thereof at which the proxy is to be used, or (ii) with the chairperson of the meeting at the scheduled commencement of the meeting or any adjournment thereof at which the proxy is to be used, or

•	in any other manner permitted by law.

Revocation of proxies may also be done electronically. Shareholders who wish to revoke proxies electronically are urged to contact our transfer agent to determine the availability, and instructions for the use, of this option.

PARTICULARS OF MATTERS TO BE ACTED UPON

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

On November 9, 2007, the Nominating Committee recommended that the Board of Directors nominate the individuals listed below to stand for election at this year’s Annual Meeting of Shareholders. On that same date, the Board of Directors unanimously approved this recommendation. The persons identified below and named as candidates for directorship in the enclosed proxy are nominees of the Board of Directors. The persons named in the enclosed proxy intend to vote for the election of these nominees. The names of further nominees for Director may come from the floor at the Annual Meeting of Shareholders.

Our Board of Directors currently consists of six Directors. Each Director serves for a one-year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation, or the office is earlier vacated in accordance with the Business Corporations Act (British Columbia) and our Articles of Incorporation. The Board met 10 times during our fiscal year ended July 31, 2007. We anticipate that each Director will attend the Annual Meeting of Shareholders. In 2006, all of our Directors attended our Annual Meeting of Shareholders. After considering all relevant facts and circumstances, including those described in the section “Certain Relationships and Related Transactions” below, our Board of Directors has reviewed the independence of its members as required by the listing standards of the American Stock Exchange and has determined that four of its six Directors, Dennis Carlton, Joseph P. McCoy, David E. Preng and Costa Vrisakis, are independent in accordance with those standards. Mr. Azlein, our Chairman of the Board of Directors, and Mr. Craddock are our employees and, therefore, are not considered independent under those standards. The independent Directors meet regularly in executive sessions. During our fiscal year ended July 31, 2007, in most instances this occurred by inviting Mr. Preng to the regularly scheduled Audit Committee meeting.

A description of the business experience of each nominee appears below. The information as to place of residence and present principal occupation or employment and during the past five years for each of the nominees has been furnished by the respective nominees themselves. Each of the nominees is a current member of the Board. At this time, the Board has determined to maintain the number of persons comprising the Board of Directors at six persons. The Board recommends that shareholders vote “FOR” the election of these six nominees as Directors.

Name, Age and Place	Present Principal Occupation or Employment
of Residence	and During the Past Five Years

James G. Azlein Age - 58 Ohio, USA	Mr. Azlein has been our President, Chief Executive Officer and a Director since August 23, 2001. From 1979 to 1998, Mr. Azlein held positions including President and Chief Financial Officer and was a principal of Cyrus Eaton Group, a private company that specialized in project development, including securing technologies, management, financing and marketing for a variety of projects, for hotels and resorts, agricultural projects and manufacturing plants. In early 2000, Mr. Azlein formed Methane Management, Inc. to acquire the interest of various partners in a 43,000-acre coalbed methane (CBM) project in southern Illinois in which we owned a minority interest. In August 2001, we acquired Methane Management, Inc. and Mr. Azlein became our President. He has assembled a new management team and is guiding our transition from a primary focus on property acquisition to one of CBM development in the Illinois Basin.

James E. Craddock Age - 48 Illinois, USA	Mr. Craddock has been a Director since January 30, 2007 and our Chief Operating Officer since December 19, 2006. He previously served as our Senior Vice President of Operations starting in April 2006. He oversees all of our operational activities, including engineering, geology and land management activities. In particular, he is integrally involved in planning and managing all aspects of our CBM exploration, drilling and production activities. Mr. Craddock joined us from Houston-based Burlington Resources Inc. (acquired by ConocoPhillips on March 31, 2006), where he served as Chief Engineer. In this, his most recent capacity with Burlington, he was responsible for reserve estimation, corporate operations, recruitment and development of the engineering staff and growth of a technical center. As Director of Strategic Planning at Burlington, Mr. Craddock was involved in Burlington’s $3 billion acquisition of the Louisiana Land & Exploration Company. He was also involved in developing Burlington’s Farmington, New Mexico CBM project. As head of Reservoir Engineering, and later as Engineering Manager, he was responsible for leading the technical team that grew the Fruitland CBM Project to over 400 MMcf per day. During the play’s peak level of activity, this required drilling up to 300 new CBM wells per year, conducting up to 100 recompletions per year and participating in 100 non-operated wells each year. He began his career in 1981 with Superior Oil (later Mobil) upon graduating from Texas A&M University with a Bachelor of Science in Mechanical Engineering.

Dennis Carlton Age - 57 Colorado, USA	Mr. Carlton has been a Director since May 2005. Mr. Carlton has been involved in CBM since 1989. From 1995 through September 2004, he served as a director and worked in several senior executive positions with Evergreen Resources, Inc., serving most recently as Executive Vice President, Exploration and Chief Operating Officer, as well as President of Evergreen Operating Corp. His primary responsibilities included management of all geoscience, engineering, land matters and domestic and international business development activities. Since October 2004, when Evergreen was acquired by Pioneer Natural Resources, Inc., Mr. Carlton has served as a technical and business advisor to Pioneer’s Western Division. Prior to joining Evergreen, he held positions in several companies including Mobil Oil Corporation. Mr. Carlton’s career and knowledge base in CBM spans a vast geographic area, including the Rocky Mountain Basin, Mid-Continent, United Kingdom and Alaska. His efforts in the Raton Basin with Evergreen were recognized when he was named the Rocky Mountain Association of Geologists’ Outstanding Explorer in 2000.

Name, Age and Place	Present Principal Occupation or Employment
of Residence	and During the Past Five Years

Joseph P. McCoy Age - 56 Texas, USA	Mr. McCoy has been a Director since October 31, 2007. Mr. McCoy was most recently employed by Houston-based Burlington Resources Inc. (acquired by ConocoPhillips on March 31, 2006), where he was Senior Vice President and Chief Financial Officer from April 2005 to April 2006 and Vice President, Controller and Chief Accounting Officer between April 2001 and April 2005. At Burlington, Mr. McCoy was responsible for control, treasury, tax, audit and planning functions and was involved with the financial integration of $4 billion in acquisitions. He previously served as Vice President and Controller of Vastar Resources, Inc. and Vice President of Finance, Planning and Control of ARCO Alaska, both oil and gas exploration and production companies, where he worked for more than 20 years. Mr. McCoy is a member of the board of directors of Linn Energy, LLC and also serves on the board of Rancher Energy Corp., where he chairs its Audit Committee. He holds a Master of Science in Accounting and an MBA from Northeastern University and a Bachelor of Arts in Economics from College of the Holy Cross. Mr. McCoy is a Certified Public Accountant.

David E. Preng Age - 61 Texas, USA	Mr. Preng has been a Director since February 2006. Mr. Preng is the president of Preng & Associates, an executive recruiting company he founded in 1980. Preng & Associates focuses exclusively on matching senior-level business executives seeking board of director, chief executive and other upper-level assignments with energy and natural resources companies worldwide. Prior to founding Preng & Associates, he spent six years in the executive search industry. His industry background includes financial, managerial and executive positions with Shell Oil Company, Litton Industries and Southwest Industries. From 1997 to 2006, he was a director of Remington Oil and Gas, where, in addition to chairing its Nomination & Governance Committee, he served as lead independent director, chairman of the Compensation Committee for his first six years on the committee and a member of the Compensation Committee thereafter. During his tenure on Remington’s board, Remington was acquired by Helix Energy Solutions Inc. Mr. Preng also serves on the boards of directors of Cal Dive International, where he chairs the Nominating and Governance Committee and is a member of the Audit and Compensation Committees, and Maverick Oil & Gas, Inc., where he is chairman and also chairs its Compensation Committee. He is a director of Community National Bank, the Houston Chapter of the National Association of Corporate Directors and a member of Texas A&M’s International Board. Additionally, he is a fellow of the Institute of Directors in London and has served three terms as director and two years as president of the British American Business Council. Mr. Preng earned his Bachelor of Science from Marquette University and his MBA from DePaul University.

Costa Vrisakis Age - 73 New South Wales, Australia	Mr. Vrisakis has been a Director since January 2002. Mr. Vrisakis is a financier and entrepreneur based in Sydney, Australia. He has been a founder and director of several Sydney Stock Exchange-listed companies. One of his former ventures includes a printing company, Snap-Apart Pty. Ltd., which Mr. Vrisakis founded along with two employees in 1959. In 1985, Snap-Apart Pty. Ltd. was listed on the Sydney Stock Exchange under the name Computer Resources Ltd. In 1993, Moore Corp. of Toronto, Canada acquired Computer Resources. Since 1985, when Mr. Vrisakis sold his interest in Computer Resources, he has focused his attention on various real estate projects and stock market investments. Since 2000, Mr. Vrisakis has devoted the majority of his time to managing his 50% interest in three hotels in Sydney, Australia.

No proposed Director is, at the time of this proxy statement, or has been, within the 10 years before the date of this proxy statement, a director or executive officer of any company that, while the person was acting in that capacity:

•	was the subject of a cease trade or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

•	was subject to an event that resulted, after the director or officer ceased to be a director or officer, in the company being the subject of a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

•	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or has, within the 10 years before the date of this proxy statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

Committees of the Board of Directors; Attendance

The Board has an Audit Committee consisting of Messrs. McCoy, the Chairperson, Carlton and Vrisakis; a Compensation Committee consisting of Messrs. Preng, the Chairperson, Carlton and Vrisakis; and a Nominating Committee consisting of Messrs. Vrisakis, the Chairperson, McCoy and Preng. Mr. McCoy was appointed to our Board on October 31, 2007, and became a member and the Chairperson of our Audit Committee and a member of our Nominating Committee on that date.

The Audit Committee, which met six times during fiscal 2007, meets with appropriate financial and legal personnel and our independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight over our independent auditors, our internal auditors and our financial management. The Audit Committee appoints the independent auditors to serve as auditors in examining our corporate accounts. All members of the Audit Committee have been determined by our Board to meet the financial literacy and independence requirements set forth in the American Stock Exchange listing standards. Mr. McCoy is our “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that both Mr. McCoy and Mr. Vrisakis meet the requirements of an “audit committee financial expert” under the SEC rules. On October 21, 2005, the Board adopted an Audit Committee charter, which is available to shareholders on our website located at www.bpi-energy.com.

The Compensation Committee, which met eight times during fiscal 2007, reviews and approves the compensation and benefits provided to our executive officers and other highly compensated personnel. The Committee has similar responsibilities with respect to non-management Directors. The Committee also has oversight responsibilities for our Amended and Restated 2005 Omnibus Stock Plan and annually evaluates the performance of our chief executive officer. A description of the Committee’s processes and procedures for the consideration and determination of executive officer compensation is included in the section of this proxy statement titled “Compensation Discussion and Analysis.” All members of the Compensation Committee have been determined by our Board to be independent as defined by the American Stock Exchange listing standards. On October 21, 2005, the Board adopted a Compensation Committee charter, which is available to shareholders on our website.

The Nominating Committee, which met two times during fiscal 2007, recommends to the Board of Directors candidates for nomination as Directors and advises the Board with respect to governance issues and directorship practices. All members of the Nominating Committee have been determined by our Board to be independent as defined by the American Stock Exchange listing standards. On October 21, 2005, the Board adopted a Nominating Committee charter, which is available to shareholders on our website.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria: business experience; financial literacy; industry experience; independence; perceived needs of the Board; and a willingness to serve on committees and attend meetings.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluation of other prospective nominees. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Committee in the same manner as any other nominee for election to the Board. If the Committee determines that a candidate should be nominated for election to the Board, the Committee will present its findings and recommendation to the full Board for approval.

During fiscal 2007, each incumbent Director attended at least 85% of the meetings of the Board of Directors and Committees on which he served.

Communication with Directors

The Board of Directors has adopted procedures for shareholders to send written communications to an individual Director or the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the Directors, at the election of the shareholder, and sent to the following, who will forward any communications so received: BPI Energy Holdings, Inc., Attention: Secretary, 30775 Bainbridge Road, Suite 280, Solon, Ohio 44139.

Director Compensation

The following table details the compensation earned by our non-management Directors during the fiscal year ended July 31, 2007. Our management Directors do not receive compensation from us for their service as Directors.

Fees Earned or
Name	Paid in Cash ($)(1)

Dennis Carlton	$53,250
William J. Centa(2)	44,000
David E. Preng	57,250
Costa Vrisakis	46,000

(1)	During fiscal year 2007, both Mr. Carlton and Mr. Preng elected to convert $33,750 of their respective fees into common shares. Although these common shares vest and will be issued on January 15, 2008, they were earned for service as a Director during our 2007 fiscal year.

(2)	Mr. Centa resigned from our Board of Directors on September 13, 2007.

All non-management Directors are reimbursed for reasonable expenses incurred in connection with attending meetings. In fiscal year 2007, we paid our non-management Directors a $30,000 annual retainer, $1,000 for each Committee meeting attended and an additional $1,000 for serving as the chairperson at a Committee meeting. Directors may elect to have their cash compensation converted into our common shares at a rate equal to 150% of the cash compensation amount. If a Director makes this election, he defers the amounts earned and does not receive the common shares unless he is still a member of our Board of Directors on the vesting date. For fees deferred in fiscal 2007, common shares vest and will be issued on January 15, 2008. We determine the amount of common shares ultimately received on the vesting date by taking 150% of the amount of fees for which the election was made divided by a daily average share price for the quarter.

In October 2007, our Compensation Committee revised our compensation arrangements for our non-management Directors. The annual retainer and per meeting fees remain the same. The compensation for serving as chairperson of a Committee meeting has increased to $2,000. Directors may still elect to have their cash compensation converted into our common shares at a rate equal to 150% of the cash compensation amount, but the number of shares will be determined by the closing price of our shares on the last day of the quarter and the receipt of shares will not be deferred. In addition, new Directors will receive an initial grant of restricted common shares with a value equal to $100,000. The restricted shares will vest one-third each year over a period of three years.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table sets forth information regarding the beneficial ownership of our common shares as of November 12, 2007 by (i) each of the executive officers listed in our Summary Compensation Table below, (ii) our current Directors, (iii) any Director who served during our fiscal year ended July 31, 2007, and (iv) all of our executive officers and Directors as a group. The table includes shares underlying options and warrants held by our executive officers and Directors. All of these options and warrants are currently exercisable. Percentage ownership is calculated in accordance with Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), based on 74,062,763 shares outstanding as of November 12, 2007.

	Number of
	Common	Percent
Name	Shares Owned(1)	Ownership

James G. Azlein(2)	3,505,068	4.7%
James E. Craddock	876,375	1.2%
Randall L. Elkins	261,110	*
George J. Zilich(3)	0	0%
Dennis Carlton	365,000	*
William J. Centa(4)	121,667	*
Joseph P. McCoy	270,270	*
David E. Preng	304,340	*
Costa Vrisakis(5)	2,040,522	2.8%
All Directors and executive officers as a group (9 persons)	7,744,352	10.3%

*	Less than 1%.

(1)	Unless otherwise indicated, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or voting power and investment power that is shared with the spouse of the individual.

(2)	Includes 1,109,931 shares that Mr. Azlein has the right to acquire pursuant to outstanding stock options.

(3)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006. His ownership of our common shares is to the best of our knowledge after reasonable inquiry.

(4)	Mr. Centa resigned from our Board of Directors on September 13, 2007.

(5)	Mr. Vrisakis has sole voting power and sole investment power, or voting power and investment power that is shared with his spouse, of 1,217,000 common shares. Mr. Vrisakis has shared voting power and shared investment power of 823,522 common shares. These shares are held by entities affiliated with Mr. Vrisakis.

The following table shows information relating to all persons who, as of November 12, 2007, were known by our Directors and executive officers to beneficially own more than 5% of our outstanding common shares. The table includes shares underlying warrants that are currently exercisable.

	Number of
	Common	Percent
Name and Address of Beneficial Owner	Shares Owned	Ownership

Jennison Associates LLC(1) 466 Lexington Avenue New York, New York 10017	7,600,000	10.3%
CFSIL a/c Colonial First State Wholesale Global Resources Fund(2) Level 29, 52 Martin Place Sydney, Australia NSW 2001	5,100,000	6.4%

(1)	The common shares listed were reported by Jennison Associates LLC in a Schedule 13G/A filed with the SEC on October 10, 2007.

(2)	CFSIL’s ownership amount is based on our knowledge of the number of warrants held by it as of November 12, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Exchange Act requires that our executive officers and Directors, and persons who own more than 10% of our common shares, file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during our fiscal year ended July 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% shareholders were satisfied, except that both Mr. Azlein and Mr. Elkins inadvertently filed late Forms 4 on January 17, 2007 to report the surrender of common shares in satisfaction of tax withholding obligations upon the vesting of restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of our Board of Directors establishes and implements our compensation policies and programs for our executive officers. Although this Compensation Discussion and Analysis focuses on our policies and programs as they relate to our executive officers, it also provides a general overview of our compensation strategies for our senior management and all of our other employees. Our current executive officers are James G. Azlein — President and Chief Executive Officer, James E. Craddock — Chief Operating Officer and Randall L. Elkins — Controller and Acting Chief Financial Officer.

Our Compensation Committee consists of three Directors, David E. Preng, Dennis Carlton and Costa Vrisakis. Mr. Preng is the chairperson of the Committee. Each of the members of the Committee is independent under the American Stock Exchange listing standards, and each has past experience in serving on the board of a public company. Mr. Carlton has served in various management positions in the CBM industry since 1989, where his responsibilities included compensation policies and practices. Mr. Preng was asked to serve on our Board and as chairperson of our Compensation Committee because of his extensive experience as an executive recruiter in the oil and gas industry. Mr. Preng is president of Preng & Associates, an executive recruiting company he founded in 1980 that exclusively serves energy and natural resource companies. Mr. Preng also has past experience in serving on the compensation committees of three public companies in the oil and gas industry, Remington Oil and Gas, Maverick Oil & Gas and Cal Dive International, and served as chairman of Remington’s and Maverick’s compensation committees. Mr. Preng brings to our Compensation Committee a wealth of knowledge regarding recruiting and compensation practices in the oil and gas industry.

The Committee’s functions include reviewing and making recommendations to our Board with respect to our executive compensation policies and programs. For a more complete discussion of the Committee’s responsibilities, see the section of this proxy statement titled “Committees of the Board of Directors; Attendance.” The Committee has the exclusive authority to establish and adjust the base salaries of our executive officers, approve cash bonuses and grant awards under our Amended and Restated 2005 Omnibus Stock Plan (the “Omnibus Stock Plan”). Prior to making compensation decisions with respect to our executive officers, the Committee takes into account the recommendations of our chief executive officer (for our executive officers other than himself).

Our Compensation Philosophy

Our compensation and benefits programs recognize the importance of our executive officers to our overall success. The objectives of our compensation program are to:

•	attract and retain talented individuals;

•	motivate our executive team to achieve our goals and objectives; and

•	align the interests of our executives with those of our shareholders.

We believe that executive compensation should be correlated with the performance of the executive officer and our performance. We are in the early stages of our development. Therefore, the performance of our executive officers is not strictly measured against our reported earnings or other measures of financial performance. Instead, the performance of our executive officers is measured against our growth objectives and development plans (including expansion of our drilling program, expansion of our management and technical teams, continued expansion of our CBM acreage rights, and the securing of financing) and the executive officers’ expected and actual contribution to the achievement of those objectives and plans. We also take into consideration the executive officers’ compensation history and their past and expected individual contributions to us. We believe that the compensation we are paying to our executive officers now represents an investment that will lead to shareholder value in the future.

Our compensation program for our executive officers has four principal components:

•	annual base salary;

•	short-term incentive awards (annual cash bonuses);

•	long-term incentive awards (equity-based awards); and

•	benefits.

Each executive officer receives a base salary and is eligible to receive an annual cash bonus. Our executives are also eligible to receive an annual grant of restricted shares. Our restricted share grants have been made under our Omnibus Stock Plan since that plan was originally approved by our shareholders on December 13, 2005.

The Committee determines base salaries primarily based on an analysis of relevant market data, by reference to their knowledge of the market, and the recommendations of our chief executive officer (other than for himself). We establish base salaries to recognize an individual executive’s regular commitment to his job and take into consideration the executive’s knowledge, skills and experience. We currently do not have employment agreements setting base salaries with any of our executive officers, although we did have employment letters with Mr. Craddock and Mr. Elkins that set their initial base salaries.

The Committee uses annual cash bonuses to provide motivation and a short-term incentive to our executives, taking into account our current stage of development and our need for cash for our operations.

We also make equity awards under the Omnibus Stock Plan. We typically make such awards on an annual basis as part of each executive officer’s annual bonus, and we often make grants upon hiring an executive officer. These awards (which currently take the form of restricted shares) are designed to align the interests of our executive officers with the interests of our shareholders. Awards under the Omnibus Stock Plan have the additional benefit of encouraging an employee to continue his or her employment relationship with us. Awards under the Omnibus Stock Plan typically vest over a period of two or three years.

The granting of restricted share awards is a recent change in our equity compensation philosophy. Prior to the adoption of our Omnibus Stock Plan, our equity awards were made in the form of stock option grants under our former Incentive Stock Option Plan. In fiscal 2006, the Committee reviewed our equity award policies and decided to use restricted share grants as our primary form of equity-based compensation, based in part on the recommendation of a compensation consultant engaged by the Committee, as discussed below, and in part on the Committee’s belief that restricted share grants provide a more effective incentive to employees.

In connection with this determination by the Committee, during fiscal 2006 the Committee also approved an exchange of restricted shares for a significant portion of the outstanding stock options held by our executive officers. As part of the exchange, we cancelled options to acquire common shares that were granted in 2005 under our former Incentive Stock Option Plan. In exchange, we issued one restricted share for each cancelled option. The restricted shares were issued under our Omnibus Stock Plan. The restrictions on these shares lapse over a period of approximately three years.

We maintain broad-based benefits that are provided to all of our employees, including health and dental insurance plans and short-term and long-term disability plans. Our executive officers are eligible to participate in these employee benefit plans on the same basis as our other employees. We do not have a pension plan. We also currently do not have a 401(k) plan or similar plan. The Committee expects to explore the adoption of a 401(k) plan as we continue to grow, which may depend on whether we meet eligibility requirements. The Committee expects to consider making “matching” contributions under a 401(k) plan at a time when we have reached profitable operations.

Our compensation program does not rely to any significant extent on perquisites. We believe our executive officers are most effectively motivated by the more concrete forms of compensation noted above. We therefore grant minimal perquisites to our executive officers.

Review of External Data

In June 2006, the Committee hired Thomas J. Reno & Associates, Inc. to perform an independent analysis of the compensation provided to our executive officers and other members of our senior management. Our consultant reviewed our entire compensation package, including our base salaries, short-term incentive compensation and long-term incentive compensation, and provided the Committee with recommendations in each of these areas.

As to base salary compensation, our consultant recommended that we provide compensation at levels “at or above market” to ensure that we retain our management team. Our consultant made this recommendation on the belief that if our management team is successful in guiding the company, then shareholder value would be enhanced. Our consultant provided the Committee with a competitive market analysis for each of our senior management positions, which was based on surveys of companies of similar size and revenue in relevant geographic areas in all industries, including the energy industry. Our consultant provided “recommended base salary ranges” for each of our management positions, which generally were at or slightly above the 50th percentile, and in one case at the 75th percentile, for the salaries reported in the survey.

As to short-term incentive compensation, our consultant provided survey data showing that our annual bonuses for fiscal 2005 were below market averages. Our consultant recommended that we place greater emphasis on short-term incentive compensation in the form of cash bonuses based on company and individual performance results.

As to long-term incentive compensation, our consultant recommended that we continue equity-based compensation awards, but that such awards be made in the form of restricted shares rather than stock options. Our consultant provided this recommendation on the basis that restricted shares provide a stronger incentive to employees and more effectively encourage employees to make decisions from a shareholder perspective. Our consultant did not provide data showing how our equity-based awards compared to market averages. However, our consultant noted that our historical total cash compensation generally was below market levels and that our equity-based compensation awards had brought our total compensation packages up to acceptable market levels.

Specific Elements of Our Compensation Program

Annual Base Salaries.  In establishing base salaries for our executive officers, the Committee considers market forces and other general factors believed to be relevant, including the executive’s experience and breadth of responsibilities and our need for the executive’s specific skills and talents. Additionally, the Committee takes into account the relative salaries of our executive officers and determines what it believes are appropriate compensation level distinctions between our executive officers.

The Committee has generally reviewed the salaries of our executive officers on an annual basis, and more frequently in the event of changes in responsibilities. In connection with the Committee’s salary and bonus review process, our chief executive officer evaluates the performance and accomplishments of each of our executive officers (other than himself) during the year. The Committee then evaluates the performance and accomplishments of all of our executive officers, including our chief executive officer. Our chief executive officer makes base salary and bonus recommendations to the Committee (for all executive officers other than himself) based on his review of each executive officer. After receiving the recommendations of our chief executive officer with respect to the other executive officers, the Committee deliberates, makes any necessary adjustments and approves final base salary and annual bonus figures for all executive officers (including our chief executive officer).

During fiscal year 2006, Mr. Azlein’s base salary rate was increased to $280,000, Mr. Craddock’s base salary rate was maintained at $250,000 (the level at which he was hired near the end of fiscal 2006), and Mr. Elkins’ base salary rate was increased to $126,000. The base salary rates of Mr. Azlein and Mr. Elkins were increased on two occasions during fiscal 2006. The first increases reflected normal annual increases. The second increases occurred in June 2006 and were based on the data provided by Thomas J. Reno & Associates as part of our effort to increase the base salary rates of our executive officers to market levels, as described below. Adding together the two increases to their base salary rates that occurred during fiscal 2006, Mr. Azlein’s base salary rate was increased by an aggregate of approximately 56% and Mr. Elkin’s base salary rate was increased by an aggregate of approximately 58% during fiscal 2006. The base salary rates of Mr. Azlein, Mr. Craddock and Mr. Elkins were not changed during fiscal 2007.

During most of fiscal 2006 and prior years, we generally paid base salaries to our executive officers that were below market averages, in an effort to preserve cash for our operations, and attempted to make-up for the shortfall in compensation through equity-based awards. When we hired Mr. Craddock and his operating team, we provided base salaries and other compensation at levels necessary to recruit these talented and experienced individuals, which reflected market conditions in the energy industry. The Committee determined that all of our executive officers should be afforded this same treatment, and therefore undertook a review to bring the base salaries of our existing executive officers up to market levels.

In setting base salaries for fiscal 2007 in June 2006, the Committee largely followed the data provided by Thomas J. Reno & Associates. The base salaries for Mr. Azlein and Mr. Elkins were set at or slightly above the 50th percentile of base salaries for their positions that was shown in the data provided by our consultant. At the time of this adjustment, Mr. Elkins served only as our Controller and not also as our Acting Chief Financial Officer. His adjustment was based on market data for his position as Controller, and the adjustment was not made by the Committee but by our Chief Financial Officer serving at the time. Although Mr. Craddock’s base salary was maintained at the level at which he was hired, his salary level was the highest as compared to the survey data, at the 75th percentile of base salaries for his position. We recruited Mr. Craddock in a competitive market and believe that he is a superb fit to fill a critical role in our development plans. The Committee determined that attracting and retaining Mr. Craddock warranted a base salary level above the average in the market for his position.

The Committee expects to continue to establish base salaries for our executive officers at or above market averages, and plans to use external data when necessary and the knowledge and experience of our committee members in making these determinations.

Short-term Incentive Awards (Annual Cash Bonuses).  Our executive officers are eligible to receive short-term incentive compensation in the form of cash bonuses. In determining the size of an executive’s bonus, the Committee considers any written commitments made in an offer of employment to the executive, but also takes into account: (i) individual performance; (ii) performance of the company; and (iii) retention objectives for the specific executive. Grants are made on the basis of a subjective analysis of these factors. The Committee also considers our cash constraints and capital needs.

The Committee sets bonus target levels for each executive officer as a percentage of the officer’s base salary. The initial target levels for Mr. Craddock’s bonus were established in his initial offer letter. Mr. Azlein’s and Mr. Elkins’ target levels were set at the beginning of our 2007 fiscal year. For our fiscal year 2007, Mr. Azlein had a target bonus of 75-150% of his base salary, Mr. Craddock had a target bonus of 75-150% of his base salary, and Mr. Elkins initially had a target bonus of 25-50% of his base salary. Mr. Elkins’ target bonus was increased to 50-100% of his base salary when he became our Acting Chief Financial Officer. These target amounts were established at levels the Committee believed met market standards, which was based on their knowledge of the market and the analysis provided by Thomas J. Reno & Associates.

In July 2007, the Committee awarded Mr. Azlein a cash bonus of 75% of his maximum bonus amount (or $315,000), Mr. Craddock a cash bonus of 80% of his maximum bonus amount (or $300,000), and Mr. Elkins a cash bonus of 80% of his maximum bonus amount (or $100,800). Because of our cash constraints, the Committee paid one-third of the bonuses of each of Mr. Azlein and Mr. Craddock in the form of unrestricted shares. The number of unrestricted shares granted to Mr. Azlein and Mr. Craddock were calculated using 150% of the portion of their cash bonuses that were converted to unrestricted shares, resulting in 262,500 unrestricted shares being issued to Mr. Azlein and 250,000 unrestricted shares being issued to Mr. Craddock. In addition, Mr. Craddock and Mr. Azlein were each granted 100,000 restricted shares, as discussed below, for retention and motivation purposes and in recognition of their willingness to take part of their bonuses in unrestricted shares.

The bonus amounts were awarded based on the Committee’s belief that the company had achieved a number of important goals in our efforts to become a world-class CBM company and that our executives had been instrumental in these achievements. The Committee struggled with paying cash bonuses at a time when the company faced serious cash constraints. The Committee noted that, although the awards made to our employees as a whole were substantial, they equated to a small percentage of our annual capital needs. The Committee determined that its retention and motivation objectives outweighed this small percentage of our annual capital needs.

Long-term Incentive Awards (Equity-based Awards).  Our executive officers are eligible to receive bonuses in the form of equity compensation under the Omnibus Stock Plan, at the discretion of the Committee. We established the Omnibus Stock Plan to provide an incentive for employees, including our executive officers, to maximize our long-term performance and align the interests of our executive officers with those of our shareholders. The Omnibus Stock Plan permits the Committee to grant unrestricted and/or restricted shares to our executive officers on such terms as the Committee may determine. Because our equity awards are intended to provide additional compensation and to align the interests of our employees with those of our shareholders, the vesting periods for these awards are generally short, usually two or three years. All grants of restricted shares require an employee to remain employed by us through the vesting date.

In fiscal year 2007, the Committee granted Mr. Azlein 100,000 restricted shares, Mr. Craddock 100,000 restricted shares, and Mr. Elkins 75,000 restricted shares, all of which vest on the second anniversary of the grant date. These restricted shares were granted as part of our ongoing program for the purposes of retaining and motivating our employees and aligning their interests with those of our shareholders. In the case of Mr. Azlein and Mr. Craddock, these awards were also made in recognition of their willingness to take part of their cash bonuses in unrestricted shares, as discussed above. The Committee believes that these awards were at the appropriate level to provide our executive officers with an overall compensation package at or above market levels, with each component appropriately balanced at or around markets levels.

Mr. Craddock also received a grant of 600,000 restricted shares in fiscal 2006 as part of his initial employment package, one-half of which vested immediately and the remainder of which vest over a three-year period. The Committee believes that this grant of restricted shares was a necessary investment by the company to recruit a talented individual like Mr. Craddock and compensate him for assuming the risk of accepting employment with a company in its early stages of development.

Benefits and Other Compensation.  As discussed above, our executive officers are eligible to participate in all of our employee benefit plans, including our health and dental insurance plans and short-term and long-term disability plans, in each case on the same basis as our other employees.

Tax, Accounting and Other Considerations

The Committee considers the potential tax implications before making decisions regarding compensation. Cash compensation, such as base salary and cash bonuses, is taxable as ordinary income to our executive officers when earned. Restricted share awards are taxable to our executive officers when the applicable vesting restrictions lapse. Unrestricted share awards are taxable to our executive officers when granted.

When reviewing preliminary recommendations, and in connection with approving the terms of an award under the Omnibus Stock Plan, the Committee considers the accounting implications of a given award, including the estimated expense, and carefully considers the dilution that will occur to our shareholders. The Committee and our Board recognize that our equity-based awards are dilutive to our existing shareholders, but believe that these awards are necessary to attract and retain the talent that we need to become a world-class CBM company.

Change in Control Payments

In order to provide protection to our executive officers, we have severance plans that provide payments and benefits to our executive officers in connection with their termination of employment, including enhanced payments and benefits after the occurrence of a change in control. In addition, the Omnibus Stock Plan provides for the acceleration of benefits in the event of a change in control.

Severance Plans.  On June 7, 2007, the Board of Directors approved and adopted the BPI Energy Holdings, Inc. Senior Executive Severance Plan. Mr. Azlein and Mr. Craddock are participants in this plan. Under this plan, the payments and benefits described in the section of this proxy statement titled “Executive Compensation — Potential Payments upon Termination or Change in Control” are payable to Mr. Azlein and Mr. Craddock upon their death or disability or termination by us without cause or by the executive for good reason, with enhanced payments and benefits becoming payable if the termination occurs after a change in control of the company. Generally, a change in control will be deemed to have occurred if someone acquires 30% or more of our common shares, someone acquires control of our Board, or we effect a merger, liquidation or a sale of all or substantially all of our assets.

On June 7, 2007, the Board of Directors also approved and adopted the BPI Energy Holdings, Inc. Key Employee Severance Plan. Mr. Elkins is a participant in this plan. Under this plan, the payments and benefits described in the section of this proxy statement titled “Executive Compensation — Potential Payments upon Termination or Change in Control” are payable to Mr. Elkins upon his death or disability or termination by us without cause or by him for good reason after a change in control of the company. A change in control would occur under the Key Employee Severance Plan in the same circumstances as under the Senior Executive Severance Plan.

The Committee believes that the compensation provided under these severance plans is appropriate to compensate our executive officers for the risk that they have assumed in working for a company in the early stages of its development.

Omnibus Stock Plan.  Under the Omnibus Stock Plan, in the event of a change in control, unless our Board determines otherwise, all restrictions and conditions applicable to our outstanding restricted shares will be deemed to have been satisfied. Generally, a change in control will be deemed to have occurred if someone acquires 40% or more of our common shares, someone acquires control of our Board, or we effect a merger, dissolution or a sale of all or substantially all of our assets. The Committee believes that this provision in our Omnibus Stock Plan is appropriate on the basis that our executive officers should receive the full benefit of restricted share grants in the event that the company is sold or comes under the control of an outside party. The Omnibus Stock Plan gives our Board the ability to prevent the acceleration of our unvested restricted share awards in appropriate circumstances, such as a negotiated sale of the company when the continued retention of our executive officers may be necessary or appropriate to consummate the transaction.

Separation Agreement

On October 12, 2006, George Zilich, our Chief Financial Officer and General Counsel, resigned. On that date, we entered into a Separation Agreement and Waiver and Release (the “Separation Agreement”) with Mr. Zilich. Under the Separation Agreement, Mr. Zilich received a lump sum payment of $250,000, 250,000 unrestricted common shares, $50,000 paid in bi-monthly equal installments from October 15, 2006 through December 31, 2006, $100,000 paid on each of three dates from January 2, 2007 through January 2, 2008, immediate vesting of 380,720 restricted shares and medical and dental insurance coverage for two years. As part of the Separation Agreement, Mr. Zilich agreed not to compete with us or solicit any of our employees for a period of two years. Mr. Zilich also agreed to be available to provide consulting and transition services to us through January 2, 2008. We agreed to provide this compensation in connection with Mr. Zilich’s resignation based on the rights contained in his employment agreement with us and as consideration for his agreement not to compete, to provide consulting services to us, and to assist us with an orderly transition of his duties.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows individual compensation information for our executive officers for the fiscal year ended July 31, 2007.

	Fiscal	Base	Cash	Common Share	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)(2)	Total ($)

James G. Azlein,	2007	$280,000	$215,000	$162,750	$26,923	$684,673
Chief Executive Officer and President
James E. Craddock,	2007	250,000	200,000	155,000	0	605,000
Chief Operating Officer
Randall L. Elkins,	2007	126,000	100,800	0	0	226,800
Controller and Acting Chief Financial Officer(3)
George J. Zilich,	2007	33,333	0	0	885,652	918,985
Former Chief Financial Officer and General Counsel(3)

(1)	Common share awards include all compensation cost recognized in our financial statements in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” for shares granted during the fiscal year ended July 31, 2007. No compensation expense is recognized until a grant of restricted shares vests. Each of these executive officers received the following grants during the fiscal year ended July 31, 2007: Mr. Azlein — 262,500 fully vested shares and 100,000 restricted shares; Mr. Craddock — 250,000 fully vested shares and 100,000 restricted shares; and Mr. Elkins — 75,000 restricted shares. Mr. Zilich received a grant of unrestricted shares as part of his severance arrangement, which is included under “All Other Compensation.”

(2)	Represents amounts paid to Mr. Azlein for unused vacation and to Mr. Zilich as part of his severance arrangement ($250,000 lump sum cash payment, $50,000 cash payment paid equally over six payments from October 15, 2006 through December 31, 2006, $100,000 cash payment on each of January 1, 2007 and July 31, 2007, a grant of 250,000 unrestricted common shares valued at $150,000, accelerated vesting of 380,720 restricted shares ($228,432) and medical and dental insurance expenses of $7,220), as more fully described under “Compensation Discussion and Analysis — Separation Agreement.”

(3)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006. Mr. Elkins has served as our Acting Chief Financial Officer since that date.

Grants of Plan-Based Awards

The following table provides information relating to common share awards granted to our executive officers during fiscal 2007.

					Grant Date
					Fair Value of
			Number of		Common Share
Name	Grant Date	Approval Date	Common Shares		Awards ($)(1)

James G. Azlein	08/03/2007	07/22/2007	362,500		$224,750
James E. Craddock	08/03/2007	07/22/2007	350,000		217,000
Randall L. Elkins	08/03/2007	07/22/2007	75,000		46,500
George J. Zilich(2)	10/12/2006	10/12/2006	250,000	(3)	150,000

(1)	See footnote (1) to the Summary Compensation Table above.

(2)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006.

(3)	Mr. Zilich received 250,000 unrestricted common shares pursuant to his Separation Agreement, as more fully described under “Compensation Discussion and Analysis — Separation Agreement.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information relating to all of our executive officers’ outstanding equity-based awards as of the end of fiscal 2007.

	Option Awards				Restricted Common Share Awards
						Market
						Value of
					Number of	Restricted
	Number of Common				Restricted	Common
	Shares Underlying		Option	Option	Common Shares	Shares
	Unexercised Options		Exercise	Expiration	That Have Not	That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested(1)	Not Vested ($)(2)

James G. Azlein	320,000	0	$0.49	11/03/08
	456,666	0	1.26	11/29/09
	333,265	0	1.95	01/20/10
					315,000	$198,450
					83,334	52,500
					100,000	63,000
James E. Craddock	0	0	N/A	N/A	200,000	126,000
					100,000	63,000
Randall L. Elkins	0	0	N/A	N/A	115,000	72,450
					16,667	10,500
					75,000	47,250
George J. Zilich(3)	0	0	N/A	N/A	0	0

(1)	These restricted common shares vest according to the following schedule: Mr. Azlein — 160,000 shares on January 1, 2008, 155,000 shares on January 1, 2009, 41,667 shares on November 6, 2007, 41,667 shares on November 6, 2008, and 100,000 shares on August 1, 2009; Mr. Craddock — 100,000 shares on April 12, 2008, 100,000 shares on April 12, 2009, and 100,000 shares on August 1, 2009; and Mr. Elkins — 60,000 shares on January 1, 2008, 55,000 shares on January 1, 2009, 8,333 shares on November 6, 2007, 8,334 shares on November 6, 2008, and 75,000 shares on August 1, 2009.

(2)	The market value of the restricted common shares that have not vested is calculated by multiplying the number of restricted common shares that have not vested by $0.63, the closing market price of our common shares on July 31, 2007.

(3)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006.

Option Exercises and Common Shares Vested

The following table provides information relating to aggregate common share awards that vested, including the value realized upon vesting, during fiscal 2007 for our executive officers.

	Restricted Common Share Awards
	Number of
	Common
	Shares Acquired	Value Realized
Name	on Vesting	on Vesting ($)(1)

James G. Azlein	160,000	$83,200
James E. Craddock	100,000	111,000
Randall L. Elkins	60,000	31,200
George J. Zilich(2)	380,720	228,432

(1)	The value realized is calculated by multiplying the number of common shares acquired on vesting by the average of the high and low trading prices of our common shares on the vesting date.

(2)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006. As part of Mr. Zilich’s Separation Agreement, these restricted common shares vested immediately upon his resignation.

Potential Payments upon Termination or Change in Control

Our executive officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans provide severance benefits in varying amounts to the executive officer. Our Omnibus Stock Plan provides for the acceleration of awards upon a change in control. Our Senior Executive Severance Plan and Key Employee Severance Plan provide for benefits and payments to be made to a plan participant upon termination of the participant’s employment with us, including enhanced benefits in the event of a termination in connection with a change in control.

The following narrative discussion summarizes the various arrangements that could provide benefits to one of our executive officers upon a termination or change in control.

Omnibus Stock Plan

Our Omnibus Stock Plan provides for the acceleration of vesting of restricted common share awards upon a change in control. The change in control triggers are described in the “Change in Control Payments” section of our “Compensation Discussion and Analysis.” All three of our executive officers own restricted common shares. In addition, our Compensation Committee adopted rules relating to our Omnibus Stock Plan that provide for the lapse of the restrictions applicable to restricted common share awards in the event of the death, disability or retirement of the holder of the award. The restrictions lapse on a pro rata portion of the shares of the next tranche scheduled to vest, if the shares were scheduled to vest on two or more lapse dates, or a pro rata portion of the entire award if the shares were scheduled to vest on a single date. The remaining shares are forfeited.

Severance Plans

As described in our “Compensation Discussion and Analysis” above, Mr. Azlein and Mr. Craddock are participants in our Senior Executive Severance Plan and Mr. Elkins is a participant in our Key Employee Severance Plan. Both severance plans provide payments and benefits to participants in the event of death or disability and under several scenarios involving a change in control. The change in control triggers are described in the “Change in Control Payments” section of our “Compensation Discussion and Analysis.” In addition, both severance plans obligate a participant who receives payments or benefits under one of the plans to adhere to a two-year confidentiality provision and a one-year non-solicitation and non-competition covenant.

Under both severance plans, in the event of a participant’s death or disability, we will pay any accrued base salary through the termination date, any unpaid cash bonus from a completed year and a pro rated current year bonus.

In addition, under both severance plans, upon any termination following a change in control, all restrictions on restricted shares held by a participant will lapse.

Senior Executive Severance Plan.  Under our Senior Executive Severance Plan, if we terminate a participant’s employment without cause or the participant resigns for good reason before a change in control, we will provide (i) any accrued base salary through the termination date, (ii) any unpaid cash bonus from a completed year, (iii) a pro rated current year bonus, (iv) a lump sum cash payment equal to two times the sum of the participant’s base salary and target (i.e., minimum) annual bonus, (v) reimbursement for the cost of continued group medical and dental insurance coverage for the participant and his immediate family for the lesser of two years or until the participant becomes eligible for similar coverage through subsequent employment, and (vi) reimbursement of up to $20,000 for outplacement services utilized within a year of termination.

If we terminate a participant’s employment without cause within two years after a change in control, or the participant resigns (a) for good reason at any time within two years after a change in control or (b) without good reason during the 60-day period that begins exactly six months after a change in control, we will provide the same benefits as upon termination before a change in control except that the lump sum cash payment will equal three times (rather than two times) the sum of the participant’s base salary and maximum (rather than target) annual bonus. In addition, we will provide reimbursement for the cost of continued medical and dental insurance coverage for the lesser of three, rather than two, years following the termination date or until the participant becomes eligible for similar coverage through subsequent employment. Under these circumstances, the participant is not subject to the one-year non-competition covenant, but is still subject to the two-year confidentiality and one-year non-solicitation provisions.

Key Employee Severance Plan.  Under the Key Employee Severance Plan, if we terminate a participant without cause or the participant resigns for good reason at any time within two years after a change in control, we will provide (i) any accrued base salary through the termination date, (ii) any unpaid cash bonus from a completed year, (iii) a pro rated current year bonus, (iv) a lump sum cash payment equal to one and one-half times the sum of the employee’s base salary and maximum annual bonus, (v) reimbursement for the cost of continued group medical and dental insurance coverage for the employee and his immediate family for the lesser of two years or until the employee becomes eligible for similar coverage through subsequent employment, and (vi) reimbursement of up to $5,000 for outplacement services utilized within a year of termination.

The following table summarizes the amounts payable by us to our executive officers upon termination in the circumstances described above under our Omnibus Stock Plan, our Senior Executive Severance Plan and our Key Employee Severance Plan. The data in the table assumes that each triggering event listed in the table occurred on July 31, 2007 and that the price for our common shares is $0.63, the closing market price of our common shares on July 31, 2007. Mr. Zilich was no longer employed by us on July 31, 2007, and therefore is not included in this table. The payments and benefits he received upon his resignation are more fully described in our “Compensation Discussion and Analysis” under the section titled “Separation Agreement.”

	J. Azlein	J. Craddock	R. Elkins
Omnibus Stock Plan
Change in control:
Restricted common shares — lapse of restrictions	$250,950	$126,000	$82,950

Total	$250,950	$126,000	$82,950

Death, disability or retirement:
Restricted common shares — lapse of restrictions(1)	$77,473	$18,934	$25,692

Total	$77,473	$18,934	$25,692

Senior Executive Severance Plan
Death or disability:
Accrued base salary(2)	$0	$0
Unpaid cash bonus from a completed year	215,000	200,000
Pro rated current year bonus(2)	0	0

Total	$215,000	$200,000	N/A

Termination following a change in control:
Restricted common shares — lapse of restrictions	$250,950	$126,000

Total	$250,950	$126,000	N/A

Termination by us without cause or by the participant for good reason before a change in control:
Accrued base salary(2)	$0	$0
Unpaid cash bonus from a completed year	215,000	200,000
Pro rated current year bonus(2)	0	0
Lump sum cash payment equal to two times the sum of base salary and target annual bonus	980,000	875,000
Medical and dental insurance coverage	22,320	22,320
Reimbursement for outplacement services	20,000	20,000

Total	$1,237,320	$1,117,320	N/A

Termination by us without cause within two years after a change in control or by the participant for good reason within two years after a change in control or without good reason during 60-day period that begins six months after a change in control:

Accrued base salary(2)	$0	$0
Unpaid cash bonus from a completed year	215,000	200,000
Pro rated current year bonus(2)	0	0
Lump sum cash payment equal to three times the sum of base salary and maximum annual bonus	2,100,000	1,875,000
Medical and dental insurance coverage	33,480	33,480
Reimbursement for outplacement services	20,000	20,000

Total	$2,368,480	$2,128,480	N/A

	J. Azlein	J. Craddock	R. Elkins
Key Employee Severance Plan
Death or disability:
Accrued base salary(2)			$0
Unpaid cash bonus from a completed year			100,800
Pro rated current year bonus(2)			0

Total	N/A	N/A	$100,800

Termination following a change in control:
Restricted shares — lapse of restrictions			$82,950

Total	N/A	N/A	$82,950

Termination by us without cause or by the participant for good reason within two years after a change in control:
Accrued base salary(2)			$0
Unpaid cash bonus from a completed year			100,800
Pro rated current year bonus(2)			0
Lump sum cash payment equal to one and one-half times the sum of base salary and maximum annual bonus			378,000
Medical and dental insurance coverage			22,320
Reimbursement for outplacement services			5,000

Total	N/A	N/A	$506,120

(1)	At July 31, 2007, each executive officer held restricted common shares that were scheduled to vest on two or more dates. The amount provided is a pro rata portion of the next tranche scheduled to vest, multiplied by $0.63, the closing market price of our common shares on July 31, 2007.

(2)	These amounts are zero since as of the last day of our fiscal year all accrued base salary has been paid in full and a full fiscal year bonus period has been completed.

Management Contracts

Our management functions and those of any subsidiary thereof are not, to any substantial degree, performed other than by our Directors or executive officers or the directors or executive officers of any of our subsidiaries.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” that appears in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Members of the Compensation Committee:

David E. Preng
Dennis Carlton
Costa Vrisakis

Interest of Informed Persons in Material Transactions

For purposes of the following discussion, “Informed Person” means (a) one of our Directors or executive officers; (b) a director or executive officer of a person or company that is itself an Informed Person or one of our subsidiaries; (c) any person or company who beneficially owns, directly or indirectly, our voting securities or who exercises control or direction over our voting securities or a combination of both carrying more than 10% of the voting rights attached to all of our outstanding voting securities, other than the voting securities held by the person or company as underwriter in the course of a distribution; and (d) BPI itself if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

Except as disclosed below, elsewhere herein or in the Notes (in particular, Note 18) to our financial statements for the fiscal year ended July 31, 2007, none of:

•	the Informed Persons of BPI,

•	the proposed nominees for election as a Director, or

•	any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, in any transaction since the commencement of our last fiscal year or in a proposed transaction that has materially affected or would materially affect us or any of our subsidiaries.

Interest of Certain Persons in Matters to be Acted Upon

Except for the election of Directors or as otherwise disclosed herein, none of our Directors or executive officers who have served at any time since the beginning of our last fiscal year, the proposed nominees for election as a Director or any associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matters to be acted upon at the meeting.

Indebtedness of Directors and Executive Officers

As of the date hereof, other than indebtedness that has been entirely repaid on or before the date of this proxy statement or “routine indebtedness,” as defined in Canadian Form 51-102F5 Information Circular of NI 51-102, none of the individuals who are, or at any time since the beginning of the last fiscal year were, a Director or executive officer, the proposed nominees for election as a Director or any associates of the foregoing persons is, or at any time since the beginning of the most recently completed fiscal year has been, indebted to us or any of our subsidiaries, or is a person whose indebtedness to another entity is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee support agreement, letter of credit or other similar arrangement or understanding provided by us or any of our subsidiaries.

Certain Relationships and Related Transactions

Randy Oestreich, our Vice President of Field Operations, owns and operates A-Strike Consulting, a consulting company that provides, among other things, laboratory testing related to CBM. We own and maintain a lab testing facility and allow A-Strike Consulting to operate the facility. We pay all expenses related to the facility and, in return, receive 80% of the revenue generated from the operations of the facility as reimbursement of our expenses. We received approximately $12,000 in expense reimbursement related to this arrangement during the fiscal year ended July 31, 2007.

David E. Preng, one of our Directors, is an owner of Preng & Associates, an executive search firm specializing in the energy and natural resources industries. We paid Preng & Associates approximately $15,000 for executive placement services during the fiscal year ended July 31, 2007.

We review transactions between us and our Directors and executive officers, their immediate family members and entities with which they have a position or relationship. This review helps us evaluate whether any related person transaction could impair the independence of a Director or presents a conflict of interest on the part of the Director or executive officer. The related party transaction is generally first presented to our executive management. Our executive management discusses the transaction with our outside counsel or our independent registered public accountants, if appropriate. The members of our Board of Directors who do not have an interest in the transaction then review the transaction and, if they approve, pass a resolution authorizing the transaction.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, as well as all other employees. A copy can be found on our website at www.bpi-energy.com.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders are being asked to ratify the appointment of Meaden & Moore, Ltd., Certified Public Accountants, located at 1100 Superior Avenue, Suite 1100, Cleveland, Ohio 44114, as our independent registered public accounting firm for the fiscal year ending July 31, 2008 at a remuneration to be fixed by the Audit Committee.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of Meaden & Moore, Ltd. as our independent registered public accounting firm for our fiscal year 2008.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services paid to Meaden & Moore, Ltd. for the audit of our financial statements for the years ended July 31, 2007 and July 31, 2006, and fees billed by Meaden & Moore, Ltd. for other services rendered during these time periods.

	2007	2006

Audit fees(1)	$135,000	$138,200
Audit-related fees(2)	3,413	12,550
Tax fees	0	0
All other fees	0	0

Total	$138,413	$150,750

(1)	Fees related to audits of our financial statements and review of our quarterly reports.

(2)	Fees related to our Form S-1 and Form S-8 registration statements, our 2006 annual meeting and due diligence responses related to potential financing.

A representative of Meaden & Moore, Ltd. is expected to be at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from shareholders.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit or non-audit services to be provided to us by our independent registered public accounting firm. The Audit Committee delegated authority to its Chairperson to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided pursuant to the de minimus waiver process provided by the rules of the SEC.

Change of Auditor

Effective August 15, 2005, De Visser Gray, Chartered Accountants, resigned as our auditor by mutual agreement between us and De Visser.

The audit report issued by De Visser dated October 12, 2004 was qualified as to uncertainty with regard to our ability to continue as a going concern due to our (1) lack of revenue and (2) dependence on our ability to raise funds via equity financings.

The decision to change auditors was considered and approved by the Audit Committee of our Board of Directors.

During our two most recent fiscal years and all subsequent interim periods preceding De Visser’s resignation there were no disagreements with De Visser concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During our two most recent fiscal years and all subsequent interim periods preceding De Visser’s resignation De Visser did not advise us of any of the following:

•	that the internal controls necessary for us to develop reliable financial statements do not exist;

•	that information came to De Visser’s attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management;

•	(1) the need for De Visser to expand significantly the scope of its audit, or that information came to its attention during our two most recent fiscal years or any subsequent interim period preceding De Visser’s resignation, that if further investigated may have: (i) materially impacted the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may have prevented it from rendering an unqualified audit report on those financial statements), or (ii) caused De Visser to be unwilling to rely on management’s representations or be associated with our financial statements, and (2) that, due to their resignation, or for any other reason, De Visser did not so expand the scope of its audit or conduct such further investigation; or

•	(1) that information has come to their attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to De Visser’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and (2) that, due to their resignation, or for any other reason, the issue has not been resolved to De Visser’s satisfaction prior to its resignation.

Effective August 15, 2005, we engaged a new independent accountant, Meaden & Moore, Ltd., Certified Public Accountants, to audit our financial statements. In addition, during our two most recent fiscal years, and subsequent interim periods prior to engaging Meaden & Moore, neither BPI nor someone on our behalf consulted Meaden & Moore regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

We provided De Visser a copy of the disclosure set forth in this section prior to the date on which we filed the registration statement that originally contained this disclosure. We also filed De Visser’s letter to the SEC responding to this disclosure, which is required by Item 304(a) of Regulation S-K, as an exhibit to that registration statement.

Audit Committee Report

The Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that BPI’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent accountants. The Audit Committee discussed the matters required by Statement on Auditing Standards No. 61, “Communications with Audit Committees” with our independent accountants.

BPI’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent accountants the firm’s independence. As part of its discussions, the Audit Committee determined that Meaden & Moore, Ltd. is independent of BPI.

Based on the Audit Committee’s review of the consolidated financial statements, its discussions with management and the independent accountants, and its review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in BPI’s annual report to shareholders for the fiscal year ended July 31, 2007.

Members of the Audit Committee as of October 29, 2007:

Dennis Carlton
Costa Vrisakis

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s proxy statement should send the proposal to BPI Energy Holdings, Inc., addressed to the Secretary, so that it is received on or before July 22, 2008. We suggest that all proposals be sent via certified mail, return receipt requested.

Pursuant to the Business Corporations Act (British Columbia), a qualified shareholder, being either a registered or beneficial shareholder holding voting securities who has held those voting securities for a period not less than the two years predating the signing of the proposal, may submit a written proposal, no longer than 1,000 words, for consideration at our next annual general meeting. The proposal must be signed by the submitter and a sufficient number of shareholders representing no less than 1% of our issued and outstanding voting securities, and received at our registered and records office no later than three months prior to the anniversary of the date of our annual meeting for the prior year (September 17, 2008). The proposal must be accompanied by a declaration from the submitter and each co-signatory containing the name and address of that signatory, the number and class of voting securities owned, and, if applicable, the name of the registered shareholder for those shares.

If we have received a valid proposal, we must send to all persons entitled to receive notice of our next annual meeting, in accordance with the same time limits for sending the notice of meeting, the text of the proposal, the names and mailing addresses of the submitter and supporters, and the text of any statement accompanying the proposal. Unless we receive more than one proposal pertaining to substantially the same matter, we must allow the submitter to present the proposal, in person or by proxy, at the relevant annual meeting. If we receive more than one proposal pertaining to substantially the same matter, we must only comply with these provisions with respect to the first proposal received by us.

If we do not intend to process a proposal because of a statutory exemption from compliance with these provisions, we must, within 21 days after the proposal is received by our registered and records office, send to the submitter a written notice of our decision as well as the reason(s) why we believe we do not have to process the proposal. The submitter has recourse to a court of competent jurisdiction to review our decision.

ADDITIONAL COPIES OF MEETING MATERIALS

Additional copies of the materials for the meeting, comprising the notice of meeting, this proxy statement, our audited financial statements for the fiscal year ended July 31, 2007, together with the Report of Independent Registered Public Accounting Firm thereon, our Annual Report to Shareholders, and the form of proxy, will be available at our transfer agent and our registered office during normal business hours.

PRESENTATION OF FINANCIAL STATEMENTS AND REPORT TO SHAREHOLDERS

Our audited financial statements for the fiscal year ended July 31, 2007, together with our auditor’s report thereon, and our Annual Report to Shareholders, are being mailed to the shareholders of record together with this notice of meeting and proxy statement and the form of proxy, on or about November 20, 2007 and will be presented to the shareholders at the meeting.

Additional information about us is available on the SEC’s website located at www.sec.gov and on SEDAR at www.sedar.com. Financial information is provided in our financial statements and Management’s Discussion and Analysis for our most recently completed fiscal year, copies of which are available on the SEC’s website and on SEDAR and are enclosed with the mailing of this proxy statement.

APPROVAL

The contents and distribution to shareholders of this proxy statement have been approved by our Board of Directors.

By Order of the Board of Directors
BPI ENERGY HOLDINGS, INC.

James G. Azlein
Director, President and Chief Executive Officer

November 16, 2007

     BPI ENERGY HOLDINGS, INC.

9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

Security Class

Holder Account Number
Fold
Form of Proxy - Annual General Meeting to be held on December 17, 2007
This Form of Proxy is solicited by and on behalf of the Board of Directors and Management.
Notes to proxy
1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by the Board of Directors and Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors and Management.

6.	The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by the Board of Directors and Management.

Proxies submitted must be received by 2:00 pm, Central Time, on December 13, 2007.	Fold
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK!

•	Call the number listed BELOW from a touch tone	•	Go to the following web site:
	telephone.		www.investorvote.com

1-866-732-VOTE (8683) Toll Free
If you vote by telephone or the Internet, DO NOT mail back this proxy.
Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Board of Directors and Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.
To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

CONTROL NUMBER	HOLDER ACCOUNT NUMBER	ACCESS NUMBER
10OC07054.E.SEDAR/000001/000001/i

+	+

Appointment of Proxyholder
The undersigned shareholder (“Registered Shareholder”) of BPI Energy Holdings, Inc. (the “Company”) hereby appoints: James G. Azlein, a Director of the Company, or failing this person, Randall L. Elkins, the Controller of the Company,
OR	Print the name of the person you are appointing if this person is someone other than the Board of Directors Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Shareholders of BPI Energy Holdings, Inc. to be held at the Morris University Center, 2nd Floor (Mississippi/Illinois Room), located at Southern Illinois University at Edwardsville, Edwardsville, Illinois 62026 on Monday, December 17, 2007, at 2:00 P.M., Central Time and at any adjournment thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.
1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold

01. James G. Azlein	☐	☐	02. James E. Craddock	☐	☐	03. Dennis Carlton	☐	☐
Fold
04. Joseph P. McCoy	☐	☐	05. David E. Preng	☐	☐	06. Costa Vrisakis	☐	☐

	For	Against
2. Appointment of Auditor
Ratification of appointment of Meaden & Moore, Ltd. as independent registered public accounting firm of the Company.	☐	☐

	For	Against
3. Grant Proxyholder Authority
To grant the proxyholder authority to vote at his/her discretion on any other business or amendment or variation to the previous resolutions.	☐	☐
Fold

Authorized Signature(s) — This section must be completed for your instructions to be executed.
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors Management.

Signature(s)	Date

MM/DD/YY

Interim Financial Statements		Annual Report
Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐	Mark this box if you would like to receive the Annual Report and accompanying Management’s Discussion and Analysis by mail.	☐
If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

■ 0 3 3 2 4 3	A R 1	B P P Q +